                                                                    EXHIBIT 99.1

                             Contact:   Arthur Newman
                                        Chief Financial Officer
                                        (615) 301-3300
                                        ir@healthstream.com

                                        Media
                                        Mollie Elizabeth Condra
                                        Communications & Investor Relations
                                        (615) 301-3237
                                        mollie.condra@healthstream.com


HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2003 RESULTS


HIGHLIGHTS:

         o Revenues for the year were approximately $18.2 million, up 15% over 2002

         o Net loss was reduced by $8.2 million to a loss of $3.4 million in 2003, an improvement of 71% over 2002

         o Year ended with 770,000 fully implemented healthcare professional subscribers to our Internet-based learning network, up from 580,000 at the start of 2003, a 33% annual increase

         o Fourth quarter revenues of $4.8 million, up 10% from third quarter 2003

         o Net loss of $0.4 million in the fourth quarter, compared to a net loss of $0.6 million in the third quarter

         o Second consecutive quarter with positive cash flow (as measured by EBITDA)

         o HospitalDirect(TM) contracted by six medical device customers during the fourth quarter

         o Competency Compass(TM) contracted by six healthcare organizations during the fourth quarter


NASHVILLE, TENN. (FEBRUARY 25, 2004)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the fourth quarter and year ended December 31, 2003.

FINANCIAL RESULTS:
FOURTH QUARTER 2003 COMPARED TO FOURTH QUARTER 2002
Revenues for the fourth quarter of 2003 increased by $700,000, or 17 percent, to $4.8 million, compared to $4.1 million for the fourth quarter of 2002. This year-over-year revenue increase resulted from growth in the subscriber base of our HealthStream Learning Center(TM) of $440,000 and $230,000 of add-on courseware, primarily HIPAA-related. Content development and training revenues also increased $340,000 over the prior year quarter. These revenue increases were partially offset by anticipated lower licensing and maintenance fees related to our installed learning management products and declines in our live event activities. The portion of revenues derived from our recurring Internet-based subscription products increased to 60 percent of total revenues for the fourth quarter of 2003 from 52 percent during the same quarter in 2002.

Gross margins (which we define as revenues less cost of revenues divided by revenues) declined to 63 percent for the fourth quarter of 2003 from approximately 70 percent in the fourth quarter of 2002. The decline is a result of the change in product mix, primarily due to increased revenues from content development, which have lower gross margins than our Internet-based products, as well as royalties paid by us associated with increased courseware subscriptions. Net loss for the fourth quarter of 2003 was $0.4 million, or ($0.02) per share, compared to a net loss of $2.6 million, or ($0.13) per share, for the fourth quarter of 2002. The reduction in net loss over the prior year quarter resulted from increased revenues, reductions in personnel, lower depreciation and amortization, and reduced commission expense due to revised commission structures. These expense improvements were partially offset by increases in contract labor associated with outsourcing certain content development services and increased royalties paid by us associated with increased courseware subscriptions.

EBITDA (which we define as earnings or loss excluding cumulative effect of change in accounting principle and before interest, taxes, depreciation, and amortization) improved to earnings of $18,000 for the fourth quarter of 2003, compared to a loss of $1.7 million for the fourth quarter of 2002. This improvement is a result of the factors mentioned above and represents the second consecutive quarter of positive cash flow, as measured by EBITDA.

FOURTH QUARTER 2003 COMPARED TO THIRD QUARTER 2003
Revenues were $4.8 million for the fourth quarter ended December 31, 2003 as compared with $4.3 million for the third quarter ended September 30, 2003. The increases were primarily associated with growth in the subscriber base of our HealthStream Learning Center(TM) of $165,000, content development revenues of $310,000, and live event services of $110,000. These increases were partially offset by anticipated declines in maintenance fees from our installed learning management products and reductions in HIPAA-related courseware subscriptions.

Gross margins declined from 68 percent during the third quarter of 2003 to 63 percent during the fourth quarter of 2003 as a result of changes in our mix of revenues, primarily associated with the increase in lower gross margin content development services. Net loss for the fourth quarter ended December 31, 2003 was $0.4 million, or ($0.02) per share, compared to the third quarter 2003 net loss of $0.6 million, or ($0.03) per share. The reduction in net loss resulted from increased revenues and lower depreciation and amortization expenses. These improvements were partially offset by higher commission expense associated with higher contract value activity during the fourth quarter as well as increased contract labor associated with increased content development activity.

FULL YEAR 2003
Revenues for the year ended December 31, 2003 were $18.2 million as compared to $15.8 million for 2002, an increase of 15 percent. Revenues for 2003 consisted of $12.0 million for HCO (hospital-based customer channel) and $6.2 million for PMD (pharmaceutical and medical device company customer channel). In 2002, revenues consisted of $9.8 million for HCO and $6.0 million for PMD. The growth in HCO revenues related primarily to increases in subscription revenues from our Internet-based HealthStream Learning Center(TM) of $2.1 million and courseware subscriptions of $1.1 million, primarily HIPAA-related. These HCO revenue increases were partially offset by a decline of approximately $830,000 associated with anticipated declines in sales and maintenance of our installed learning management products. The growth in PMD revenues was primarily associated with content development services of $260,000. These increases were partially offset by a decline of $180,000 from our live event business which resulted, in part, from the pharmaceutical and medical device industry's cautious response to compliance guidelines issued by the Office of Inspector General (OIG) in early 2003 that relate to educational programs.

Net loss for 2003 improved 71 percent to a net loss of $3.4 million, or ($0.17) per share, compared to a net loss, before cumulative effect of a change in accounting principle, for 2002 of $11.6 million, or ($0.57) per share. The reduction in net loss over the prior year resulted from increased revenues, decreased personnel expenses, lower depreciation and amortization, reduced commission expense due to revised commission structures, as well as reductions in other operating expenses. These expense improvements were partially offset by increases in royalties associated with sales of courseware subscriptions and increases in contract labor associated with outsourcing certain content development services.

EBITDA improved 91 percent to a loss of $755,000 for 2003 compared to a loss of $8.0 million in 2002. This improvement is a result of the factors mentioned above.

OTHER FINANCIAL INDICATORS
During 2003, a number of our HealthStream Learning Center customers' contracts came up for renewal. We measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. Cumulatively for the year ended December 31, 2003, the account renewal rate was 90 percent (45 out of 50) and the annual value for the contracts renewed was 61 percent. For the fourth quarter of 2003, the account renewal rate was 86 percent (6 out of 7) and the renewal rate based on the annual value for the contracts renewed was 14 percent. The fourth quarter's renewal rate based on the annual value for the contracts renewed was adversely impacted by the non-renewal of a regional health system that restructured its training function and has elected to implement an in-house solution to meet their OSHA/JCAHO compliance requirements. The number of contracts coming up for renewal and the annual value associated with those contracts will increase in 2004.

At December 31, 2003, the Company had cash, investments, and related interest receivable of $18.0 million, comparable with September 30, 2003 balances and down from $20.4 million at December 31, 2002. Our Days Sales Outstanding (DSO) also continued to improve to approximately 48 days for the fourth quarter of 2003, from approximately 50 days for the third quarter of 2003, and approximately 76 days for the fourth quarter of 2002. The Company calculates DSO by dividing the accounts receivable balance (excluding unbilled and other receivables) by average daily revenues for the quarter. Capital expenditures during the fourth quarter of 2003 and 2002 approximated $0.2 and $0.1 million, respectively. Capital expenditures for the full year totaled $0.7 million in 2003 and $0.6 million in 2002.

HOSPITAL-BASED CUSTOMER CHANNEL UPDATE
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby reducing organizational risks and improving patient safety.

At December 31, 2003, approximately 770,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM) for training and education. Revenue recognition commences when a contract is fully implemented. This number was up from approximately 730,000 at the end of the third quarter of 2003 and approximately 580,000 at December 31, 2002. The total number of contracted subscribers at December 31, 2003 was approximately 839,000, up from approximately 788,000 at the end of the third quarter of 2003 and up from 655,000 at December 31, 2002. "Contracted subscribers" include both those already implemented (770,000) and those in the process of implementation (69,000).

HealthStream continues to actively transition customers using one of its installed learning management systems to the Internet-based HealthStream Learning Center(TM). In the fourth quarter, approximately 60 percent of the newly contracted subscriptions, representing approximately 44,000 healthcare professional subscribers, transitioned from one of our installed learning management systems. This compares to 40,000 subscribers that contracted to transition during the third quarter of 2003.

During the fourth quarter, HealthStream's Competency Compass(TM), an online competency assessment and performance management solution for healthcare organizations, was contracted by six healthcare organizations, collectively representing approximately 3,000 users, with a total contract value of $240,000. Since its launch in June of 2003, 10 healthcare organizations have chosen the Competency Compass, representing a cumulative total of 4,750 users and $325,000 of total contract value.

The American Association of Critical Care Nurses (AACN) partnered with HealthStream to deliver the "Essentials of Critical Care Orientation" courseware to hospitals, which was launched in the fourth quarter of 2003 with three hospitals contracted in the same quarter. HealthStream is offering this courseware as part of its solution to assist hospitals in achieving their business and clinical training objectives. East Alabama Medical Center, for example, is utilizing the AACN content as a recruitment and retention tool.

To introduce the most cost-efficient entry point to our products, HealthStream launched HealthStream Express(TM), a streamlined, economy-scaled version of our platform. Designed to meet a basic set of regulatory requirements, HealthStream Express accommodates healthcare organizations with less than 500 employees particularly well. The first contract was signed in December of 2003, prior to its January 9, 2004 launch.

PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

During the fourth quarter, HospitalDirect(TM), our new software application for training hospital-based healthcare professionals about medical devices and/or pharmaceuticals, was contracted by six medical device companies, collectively representing eight devices and a total contract value of $63,000. By subscribing to HospitalDirect, we believe medical device and pharmaceutical companies will be able to accelerate the process of educating the market about their products, while reducing their product launch and training expenses. As a new product introduction, we believe the increasing number of pilots contracted by medical device companies in the fourth quarter indicates growing momentum for the core value that HospitalDirect delivers to hospitals.

FINANCIAL ANALYSIS 2004
Revenues for the first quarter of 2004 are expected to approximate $4.6 million, an increase of $200,000 over the same prior year quarter and $200,000 lower than the fourth quarter of 2003. We anticipate modest improvements in gross margins attributable to lower content development revenues, which have a lower gross margin.

For the full year 2004, revenues are expected to grow between 8-12 percent over 2003 with each quarter showing improvement over the same quarter from the prior year. Gross margins are expected to be slightly lower than during 2003 as we ramp up both the Competency Compass and HospitalDirect products during 2004. We expect that product development expenses will be comparable with 2003, but anticipate increases in sales expenses associated with additional sales personnel and commissions. Finally, we anticipate that general and administrative expenses will decline from 2003 levels due to reductions in depreciation and amortization of intangibles. We expect to continue to achieve cash flow positive results, as measured by EBITDA, for the full year 2004.

Capital expenditures are expected to approximate $2 million in 2004. Of this amount, approximately $1 million will be invested in a second data center and hosting facility that will deliver added reliability and expanded capacity for our customers. Scheduled to be ready for service in the first quarter of 2004, the second facility in Nashville complements our primary facility in Chicago and extends our overall capabilities.

Commenting on 2003 results, Robert A. Frist, Jr., chief executive officer, said, "Ending the year with two consecutive quarters of positive cash flow (as measured by EBITDA), record quarterly revenues, and a customer base of 839,000 contracted healthcare subscribers, I believe HealthStream is well-positioned for continued growth in 2004, as we build on the early adoptions of our new products."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, and Susan Brownie, vice president of finance and corporate controller, will be held on Thursday, February 26 at 9:00 a.m.
(EST). To listen to the conference, please dial 800-915-4836 if you are calling within the domestic U.S. If you are an international caller, please dial 973-317-5319. The conference may also be accessed by going to www.healthstream.com/investor for the simultaneous Webcast of the call, which will subsequently be available for replay.



ABOUT HEALTHSTREAM
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 839,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the Healthcare Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                               THREE MONTHS ENDED              YEAR ENDED
                                                                   DECEMBER 31,                DECEMBER 31,
                                                             ----------------------      ----------------------
                                                                2003         2002          2003          2002
                                                             --------      --------      --------      --------
Revenues                                                     $  4,766      $  4,063      $ 18,195      $ 15,790

Operating expenses:
   Cost of revenues                                             1,766         1,231         6,268         5,970
   Product development                                            711         1,241         3,247         4,679
   Sales and marketing                                          1,142         1,727         4,445         6,425
   Depreciation and amortization                                  507         1,021         3,048         4,395
   Impairment of long-lived assets                                 --           105            --           105
   Office consolidation charge                                     --            67            --           164
   Other general and administrative                             1,131         1,391         4,986         6,410
      Total operating expenses                                  5,257         6,783        21,994        28,148
                                                             --------      --------      --------      --------

Operating loss                                                   (491)       (2,720)       (3,799)      (12,358)
   Other income, net                                               73           129           387           717
                                                             --------      --------      --------      --------
Net loss, before cumulative effect of a change in
    accounting principle                                         (418)       (2,591)       (3,412)      (11,641)
Cumulative effect of a change in
    accounting principle(1)                                        --            --            --        (5,000)
                                                             --------      --------      --------      --------
Net loss                                                     $   (418)     $ (2,591)     $ (3,412)     $(16,641)
                                                             ========      ========      ========      ========

Net loss per share:
Basic and diluted, before cumulative effect of a change
    in accounting principle                                  $  (0.02)     $  (0.13)     $  (0.17)     $  (0.57)
Cumulative effect of a change in accounting principle(1)           --            --            --         (0.25)
                                                             --------      --------      --------      --------
Net loss per share, basic and diluted                        $  (0.02)     $  (0.13)     $  (0.17)     $  (0.82)
                                                             ========      ========      ========      ========

Weighted average shares outstanding:
Basic and diluted                                              20,444        20,306        20,383        20,261
                                                             ========      ========      ========      ========

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




INCOME (LOSS) EXCLUDING CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA"(2))

                                                              THREE MONTHS ENDED             YEAR ENDED
                                                                 DECEMBER 31,                DECEMBER 31,
                                                            ----------------------      ----------------------
                                                              2003          2002          2003          2002
                                                            --------      --------      --------      --------
Net loss                                                    $   (418)     $ (2,591)     $ (3,412)     $(16,641)
Interest income                                                  (75)         (138)         (413)         (777)
Interest expense                                                   4             8            22            30
Income taxes                                                      --            --            --            --
Depreciation and amortization                                    507         1,021         3,048         4,395
                                                            --------      --------      --------      --------
Income (loss) before interest, taxes, depreciation and
    amortization                                                  18        (1,700)         (755)      (12,993)
Cumulative effect of a change in accounting principle             --            --            --         5,000
                                                            --------      --------      --------      --------
Income (loss), excluding cumulative effect of change in
   accounting principle and before interest, taxes,
   depreciation and amortization                            $     18      $ (1,700)     $   (755)     $ (7,993)
                                                            ========      ========      ========      ========
Income (loss) per share, excluding cumulative effect of
   change in accounting principle and before interest,
   taxes, depreciation and amortization                     $   0.00      $  (0.08)     $  (0.04)     $  (0.39)
                                                            ========      ========      ========      ========

(1) Effective January 1, 2002, we adopted a new accounting standard, which resulted in the discontinuation of amortization of goodwill and certain other intangible assets.

(2) In order to better assess the Company's financial results, management believes that EBITDA is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net loss adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                       DECEMBER 31,           DECEMBER 31,
                                                                                           2003                  2002(1)
                                                                                       -------------          -------------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable                      $      18,021          $      17,299
     Accounts and unbilled receivables, net(2)                                                 3,090                  3,595
     Prepaid and other current assets                                                          1,045                    994
                                                                                       -------------          -------------
          Total current assets                                                                22,156                 21,888

Investments                                                                                       --                  3,066
Property and equipment, net                                                                    2,003                  2,668
Goodwill and intangible assets, net                                                            3,817                  4,957
Other assets                                                                                     423                    334
                                                                                       -------------          -------------
          Total assets                                                                 $      28,399          $      32,913
                                                                                       =============          =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                                   $       2,742          $       3,563
     Deferred revenue                                                                          3,059                  3,346
     Current portion of long-term liabilities                                                     39                     67
                                                                                       -------------          -------------
          Total current liabilities                                                            5,840                  6,976

Long-term liabilities, net of current portion                                                      1                     41
                                                                                       -------------          -------------
          Total liabilities                                                                    5,841                  7,017

Shareholders' equity:
     Common stock                                                                             91,417                 91,223
     Accumulated deficit and other comprehensive income                                      (68,859)               (65,327)
                                                                                       -------------          -------------
          Total shareholders' equity                                                          22,558                 25,896

          Total liabilities and shareholders' equity                                   $      28,399          $      32,913
                                                                                       =============          =============


Total cash, investments, and related interest receivable                               $      18,021          $      20,365
                                                                                       =============          =============


(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2002.

(2) Includes unbilled receivables of $593 and $248 and other receivables of $14 and $0 at December 31, 2003 and 2002, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2004 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced from time to time in the Company's filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.




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